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                                                                     Exhibit 5.1

                                March 19, 2002


InSight Health Services Corp.
4400 MacArthur Blvd.
Newport Beach, CA 92660



                  Re:    Exchange Offer for up to $225,000,000
                         9 7/8% Senior Subordinated Notes due 2011

Ladies and Gentlemen:


         We have acted as counsel to InSight Health Services Holdings Corp. and InSight Health Services Corp. (the "Registrants") in connection with the offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $225,000,000 at maturity of InSight Health Services Corp.'s (the "Company")
9 7/8% Senior Subordinated Notes due 2011 (the "Exchange Notes") for up to a like aggregate principal amount at maturity of the Company's previously issued and outstanding 9 7/8% Senior Subordinated Notes due 2011 (the "Outstanding Notes"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-75984) filed under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement". The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of October 30, 2001 by and among the Company and State Street Bank and Trust Company, N.A., as the trustee, in exchange for, and in replacement of, the Registrants' Outstanding Notes, of which $225,000,000 in aggregate principal amount is outstanding.

         In rendering our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion (collectively, the "Documents").
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InSight Health Services Corp.           2                         March 19, 2002


         In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined, (ii) the enforceability of any of the Documents against any party (other than the Registrants), (iii) that the Registrants are each duly incorporated and in good standing under the laws of their respective jurisdictions of incorporation, (iv) that the Registrants have taken all necessary corporate action to authorize the Documents and the transactions provided for in them and that each Document has been duly authorized, executed and delivered by the Registrants, (v) that the execution and delivery by the parties of each Document and the consummation by each party of the transactions contemplated thereby do not violate or result in a breach of or default under the party's certificate or articles of incorporation or by-laws, or any applicable law, (vi) that the Exchange Notes will be issued as described in the Registration Statement, (vii) that the Indenture was duly authorized, executed and delivered by the parties to it, (viii) that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from any such form will be properly added and (ix) that the Exchange Notes will be duly authorized, executed and delivered by the Registrants.

         Based on the foregoing and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Outstanding Notes, the Exchange Notes will be validly issued and binding obligations of the Registrants.

         Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) any laws except the laws of the State of New York.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or
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InSight Health Services Corp.           3                         March 19, 2002


supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

         This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                   Very truly yours,

                                   /s/ Kaye Scholer LLP